Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 12, 2019
Registration Statement Nos. 333-227645 and 333-227645-02

**Full Pricing** BMW Vehicle Lease Trust (BMWLT) 2019-1

Joint Bookrunners:	Citi (Struc), Credit Agricole, and Lloyds

Co-Managers:	US Bank and Commerzbank

--Anticipated Capital Structure—

CL	AMT($MM)	WAL	M/S	E.Final	L.Final	BENCH	Sprd	Yld%	CPN	$Price
A-1	-- Retained --
A-2	342.500	1.00	Aaa/AAA	8/20	3/22/21	EDSF	+15bp	2.809	2.79	99.99735
A-3	342.500	1.69	Aaa/AAA	3/21	11/22/21	EDSF	+25bp	2.866	2.84	99.98512
A-4	115.000	2.14	Aaa/AAA	6/21	8/22/22	ISwp	+37bp	2.945	2.92	99.98531

--Transaction Details--
BBG Ticker	:	BMWLT 2019-1
Offered Size	:	$800mm (No Grow)
Format	:	SEC Registered
Exp. Ratings	:	Moody's, S&P
Settle	:	3/20/2019
Min. Denoms	:	$1k x $1k
ERISA	:	Yes
B&D	:	Citi

--Available Materials--
Preliminary OM, FWP (attached)
Intex CDI (attached)
IntexNet: XBMWLT191  Password: 7Y27

--CUSIPS--
A-2: 05586VAB8
A-3: 05586VAC6
A-4: 05586VAD4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.